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                                   EXHIBIT 5.1

                                                                 July 31, 1998



        DIGITAL GENERATION SYSTEMS, INC.
        875 Battery Street
        Second Floor
        San Francisco, CA 94111

               RE:    REGISTRATION STATEMENT ON FORM S-8

        Ladies and Gentlemen:


        We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on August 4, 1998 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 500,000 shares of your Common Stock reserved for issuance under the 1992 Stock Option Plan (the "Plan"). As your legal counsel, we have examined the proceedings taken and proposed to be taken in connection with the issuance, sale, and payment of consideration for the shares to be issued under the Plan.

        It is our opinion that, when issued and sold in the manner referred to in the Plan and pursuant to the agreements which accompany the Plan, the shares will be legally and validly issued, fully paid, and non-assessable.

        We consent to the use of this opinion as an exhibit to this Registration Statement on Form S-8 and further consent to the use of our name wherever appearing in such Registration Statement and any amendments thereto.

                                         Very truly yours,

                                         WILSON SONSINI GOODRICH & ROSATI
                                         Professional Corporation